United Security Bancshares -
$921 thousand - Net Income for 1st Quarter 2009

FRESNO, CA, May 5, 2009 Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $921,000, or $0.08 per diluted common share, for the quarter ended March 31, 2009, compared to $2,500,000, or $0.20 per diluted common share for the quarter ended March 31, 2008, and $842,000 or $0.07 per diluted common share for the trailing quarter ended December 31, 2008.

Annualized return on average equity (ROE) for the quarter ended March 31, 2009 was 4.65%, compared to 11.79% for the same period in 2008, and 4.18% for the trailing quarter ended December 31, 2008. Annualized return on average assets (ROA) was 0.50% for quarter ended March 31, 2009, compared to 1.29% for the same period in 2008, and .43% for the trailing quarter ended December 31, 2008.  The low interest rate environment, weak real estate market and economy all combined to impact earnings adversely.

The Board of Directors of United Security Bancshares declared a 2nd quarter 2009 stock dividend of one percent (1%). The stock dividend replaces the quarterly cash dividend. The stock dividend was payable to shareholders of record on April 10, 2009 and the shares were issued on April 22, 2009.

Woods added, “The real estate markets may be changing! Even though excessive numbers of newly foreclosed homes added to the market each month continue and help drive prices down, March brought a change with the average price of a Fresno home rising by 9% from the prior month. The numbers of homes on Fresno-Clovis MLS for sale fell from 3,300 in February 2008 to 2,311 in February 2009. Home-buyers realize that home prices are an excellent value and when combined with very low interest rates and the potential $10,000 in tax credits for new homes and $8,000 interest free loan, buying a home today is perhaps one of the best financial decisions families can make for their future. The Government $860B stimulus programs and housing package officially started April 1, 2009 and will almost certainly be a catalyst for positive economic change in the months ahead.

We read often that banks are not lending, even banks that took government TARP funds. During the 1st quarter 2009 the Bank approved new loan commitments totaling $15 million and renewed existing loan commitments totaling $81 million While some business sectors continue to experience degrees of difficulty, others sectors experience degrees of prosperity. We remain committed to providing the very best banking services to business and individuals in the communities we serve, including loans to help our customers survive and prosper during these difficult economic times.

Regulatory capital ratios rose from 12.66% at 12/31/08 to 13.22% on March 31, 2009. Noninterest expenses declined $585,000 during the 1st quarter 2009 as compared with the 4th quarter 2008. The net interest margin improved from 4.02% for the 4th quarter 2008 to 4.49% for the 1st quarter 2009. Controlling costs and improving interest rate margins and capital levels are the main drivers for managing through difficult economic times.”

Shareholders’ equity at quarter end was $79.8 million. During the past 12 months, dividends of $3.1 million were paid out of shareholders’ equity to shareholders and $.77 million was utilized to purchase and retire shares of Company stock at an average price of $12.93 per share.

Net interest income for the 1st quarter 2009 was $7.1 million, down $.84 million from the 1st quarter of 2008 for a decrease of 3.6%. The net interest margin decreased from 4.62% in the 1st quarter of 2008 to 4.49% in the 1st quarter of 2009. For the trailing quarter ended December 31, 2008, net interest income was $7.07 million and the net interest margin was 4.02%.

Noninterest income for the 1st quarter of 2009 was $1,142,000, down $1,191,000 from $2,333,000 in 2008 for a decrease of 51.1%. The decrease resulted primarily from the gain from the fair value adjustment to the carrying amount of Trust Preferred Securities during the 1st quarter of 2008 that was $598,000 greater, compared with the 1st quarter of 2008.

Other operating expenses for the three months ended March 31, 2009 were $5,669,000 compared with $6,116,000 for the same period in 2008, a decrease of $446,000 or 7.3%. Several expense items in combination account for the difference.

The provision for loan loss was $1,351,000 for the 1st quarter of 2009 and $265,000 for 1st quarter of 2008. In determining the adequacy of the allowance for loan losses, Management’s judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at March 31, 2009 to be adequate.

Non-performing assets increased to 11.14% of total assets on March 31, 2009 from 10.68% on December 31, 2008. Net charged-off loans were 4.47% of average loans during the 1st quarter of 2009 compared with .17% during the 1st quarter 2008 and 2.31% for the trailing quarter ended December 31, 2008. The increase for the 1st quarter 2009 is associated with the reclassification of a lease asset to other receivables. A reserve for loss allocated to the lease asset was charged against the allowance and credited to the receivable. Excluding this item from losses, Net charged-off loans were 1.86% of average loans during the 1st quarter of 2009.

United Security Bancshares is a $730+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)

	March 31,	March 31	December 31
	2009	2008	2008
Cash & nonint.-bearing deposits in banks	$14,610	$21,914	$19,426
Interest-bearing deposits in banks	3,968	2,740	20,431
Federal funds sold	0	0	0
Investment securities AFS	87,621	102,757	92,749
Loans, net of unearned fees	541,915	576,511	548,742
Less: allowance for loan losses	(10,448)	(10,924)	(15,071)
Loans, net	531,467		533,671
Premises and equipment, net	13,959	565,586	14,285
Intangible assets	13,133	15,295	13,417
Other assets	68,632	53,796	67,097
TOTAL ASSETS	$733,391	$762,089	$761,077

Deposits:
Noninterest-bearing demand & NOW	186,758	181,134	190,363
Savings & Money Market	138,479	165,625	133,367
Time	196,902	267,736	184,756
Total deposits	522,139	614,495	508,486

Borrowed funds	113,185	43,000	155,045
Other liabilities	6,338	9,002	6,010
Junior subordinated debentures	11,887	12,777	11,926
TOTAL LIABILITIES	$653,550	$679,274	$681,467

Shareholders' equity:
Common shares outstanding:
12,129,506 at Mar. 31, 2009
11,833,566 at Mar. 31, 2008	$35,776	$32,238	$34,811
Retained earnings	47,720	50,958	47,722
Fair Value Adjustment - Hedge	0	0	0
Accumulated other comprehensive income	(3,656)	(380)	(2,923)
Total shareholders' equity	$79,840	$82,815	$79,610
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY	733,391	762,089	761,077

United Security Bancshares
Consolidated Statements of Income	Three	Three	Three
(dollars in 000's, except per share	Months	Months	Months
amounts)	Ended	Ended	Ended
(unaudited)	March 31,	March	December 31
	2009	2008	2008
Interest income	$9,312	$12,744	$10,036
Interest expense	2,164	4,759	2,967
Net interest income	7,148	7,985	7,069
Provision for loan losses	1,351	265	2,383
Other income	1,142	2,333	2,698
Other expenses	5,669	6,116	6,254
Income before income tax provision	1,269	3,937	1,130
Provision for income taxes	348	1,437	289
NET INCOME	$921	$2,500	$842

United Security Bancshares	Three
Selected Financial Data	Months	Three	Three
(dollars in 000's except per share	Ended	Months	Months
amounts)	March 31,	Ended	Ended
	2009	03/31/2008	Dec. 31 2008
Basic Earnings Per Share	$0.08	$0.21	$0.07
Diluted Earning Per Share	$0.08	$0.21	$0.07

Annualized Return on:
Average Assets	0.50%	1.29%	0.43%
Average Equity	4.65%	11.79%	4.18%
Net Interest Margin	4.49%	4.62%	4.02%

Net Charge-offs to Average Loans	4.47%	0.04%	2.31%

	March 31, 2009	March 31, 2008	Dec. 31 2008
Book Value Per Share	$6.58	$7.00	$6.63
Tangible Book Value Per Share	$5.50	$5.83	$5.51
Efficiency Ratio	68.39%	59.27%	60.38%
Non Performing Assets to Total Assets	11.14%	3.90%	10.68%

Allowance for Loan Losses to Total Loans	1.93%	1.89%	2.75%
Shares Outstanding - period end	12,129,506	11,833,566	12,010,372
Basic Shares - YTD average weighted	12,129,723	12,204,870	12,048,728
Diluted Shares - YTD average weighted	12,129,723	12,214,490	12,052,150